INTERNATIONAL
NURSING
SERVICES, INC.
--------------

COMPANY CONTACT:                         INVESTOR RELATIONS:
John P. Yeros                            Keith L. Lippert (keith@lhai.com)
International Nursing Services, Inc.     Bruce Voss (bruce@lhai.com)
(303) 393-1515                           Sue Yeoh (sue@lhai.com)
                                         Lippert/Heilshorn & Associates, Inc.
                                         (212)     838-3777

FOR IMMEDIATE RELEASE


INTERNATIONAL NURSING SERVICES ANNOUNCES APPROVAL OF ACQUISITIONS OF CYMEDIX CORPORATION AND LAUNCH OF CYMEDIX LYNX INTERNET MEDICAL SERVICE

DENVER  (DECEMBER  22,  1997) - INTERNATIONAL NURSING SERVICES, INC. (NASDAQ):
NURS) today announced that the company's acquisition of Cymedix Corporation has been approved by Cymedix Corporation's shareholders, and is expected to close in early January 1998. The company will acquire privately held Cymedix Corporation for approximately seven million shares of International Nursing Services common stock, bringing the total number of shares outstanding to 19.7 million. Cymedix Corporation will be operated as a wholly owned subsidiary of International Nursing Services under the name Cymedix Lynx.

Cymedix Corporation developed the Internet-based medical communications and information management product Cymedix Lynx, which the company will begin marketing to medical professionals nationwide in January. Keith Berman, president and found of Cymedix, has joined Internal Nursing Services as President of the Cymedix Lynx subsidiary, and will report to John P. Yeros, chairman.

"The acquisition of Cymedix Corporation is a significant event in the company's history and greatly expands our operations," said Yeros. "We believe that Cymedix Lynx holds tremendous revenue opportunity and offers
potential  synergies  with  our  core  supplemental  staffing  business.    A
comprehensive marketing plan is in place, and we are eager to begin selling Cymedix Lynx."

"We recently participated in the National Managed Health Care Fall Congress in Los Angeles where there was a tremendous interest in Cymedix Lynx," he added. "Negotiations are underway with a state agency in the Midwest, an Eastern university medical school and hospital, a large publicly held HMO in California, a traditional indemnity health insurance company headquartered on the East Cost, as well as another in the Midwest. We are encouraged by the positive response we have received to date and look forward to presenting Cymedix Lynx to a wider audience of health care professionals."

Growth of the medical information management marketplace is being driven by the need to share significant amounts of clinical and patent information between physicians, their outpatient service providers, hospitals, insurance companies and managed care organizations. This market is one of the fastest-growing sectors in healthcare today, commanding a projected two-thirds of health care capital investments.

Cymedix Lynx is a secure, a patented medical communications product that makes use of the Internet. Using Cymedix Lynx, medical professionals can order, prescribe and access medical information from insurance companies and managed care organizations, as well as from any participating outpatient service provider such as a laboratory, radiology center, pharmacy or hospital. The company will provide its software free of charge to physicians and clinics, and will collect user fees whenever these products connect to the Internet.

The product's relational database technology provides physicians with a permanent, ongoing record of each patient's name, address, insurance or managed care affiliation, referral status, medical history, personalized notes and an audit trail of past encounters. Physicians can electronically order medical procedures, receive and store test results, check patient eligibility, make medical referrals, request authorizations, and report financial and encounter information in a cost-effective, secure and timely manner.
Reference is made to a concurrent Form 8-K filing with the Securities and Exchange Commission, which contains additional information about the Cymedix acquisition.

International Nursing Services provide skilled nursing, rehabilitation and other medical personnel for flexible staffing in home care and in a broad spectrum of health care and educational facilities. The company's staffing services are provided through a diverse pool of caregivers including licensed and registered nurses, physical, occupational and respiratory therapists, speech and language pathologists, medical social workers, home care aides and other unlicensed personnel. The company has offices in Denver, Houston and San Antonio, Tex., and Emeryville and Ontario, Calif.

                                      ***

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to the plans, projections and/or future performance of the company, the occurrence of which involve certain risks and uncertainties detailed in the company's filings with the Securities and Exchange Commission. Reference is made to the Quarterly Report on form 10-QSB filed with the SEC on November 14, 1997.